Exhibit 5.1
March 24, 2006
Mobile Mini, Inc.
7420 South Kyrene Road
Suite 101
Tempe, Arizona 85283
Ladies and Gentleman:
We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the ''Commission’’), registration statement no. 333-124612 (as amended, the ''Registration Statement’’), under the Securities Act of 1933, as amended (the ''Act’’), by Mobile Mini, Inc., a Delaware corporation (the ''Company’’). We also refer to our opinion dated June 10, 2005 and included as Exhibit 5.1 to the Registration Statement, and the prospectus supplement to the Registration Statement to be filed with the Commission on the date hereof (the ''Prospectus Supplement’’). The Prospectus Supplement relates to the offering by the Company of up to 4,600,000 shares of common stock, par value $0.01 per share (the “Shares”).
In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Prospectus Supplement;
(ii)	the Registration Statement;
(iii)	the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as currently in effect; and
(iv)	such other corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed.
We have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies.

Mobile Mini, Inc.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, will be validly issued, fully paid and non-assessable.
The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the use of our name in the related prospectus and prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
Very truly yours,
/s/ BRYAN CAVE LLP